CREDIT AGREEMENT
$50,000,000 Revolving Credit Facility
among
MITCHAM INDUSTRIES, INC.,
as Borrower,
THE LENDERS PARTY HERETO,
and
HSBC BANK USA, N.A.,
as Administrative Agent, Lead Arranger and Sole Bookrunner
Dated as of August 2, 2013

TABLE OF CONTENTS

ARTICLE 1 : DEFINITIONS
1.1 1.2 1.3	Defined Terms Other Definitional Provisions Accounting Terms; GAAP

ARTICLE 2 : AMOUNT AND TERMS OF COMMITMENTS
2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 2.10 2.11 2.12 2.13 2.14 2.15 2.16 2.17 2.18
Commitments
Procedure for Borrowing
Applicable Commitment Fees, Etc.
Termination or Reduction of Commitments
Optional Prepayments
Mandatory Prepayments
Conversion and Continuation Options
Limitations on Eurodollar Tranches
Interest Rates and Payment Dates
Computation of Interest and Fees
Inability to Determine Interest Rate
Pro Rata Treatment and Payments
Increased Costs
Taxes
Indemnity
Designation of a Different Lending Office
Replacement of Lenders
Defaulting Lenders

ARTICLE 3 : LETTERS OF CREDIT
3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9
L/C Commitment
Procedure for Issuance of Letter of Credit
Fees and Other Charges
Reimbursement Obligation of the Borrower
Obligations Absolute
Letter of Credit Payments
Applications
Cash Collateralization Upon Termination of Commitments
Only Issuing Bank Responsible for Letters of Credit

ARTICLE 4 : REPRESENTATIONS AND WARRANTIES
4.1 4.2 4.3 4.4 4.5 4.6 4.7 4.8 4.9 4.10 4.11 4.12 4.13 4.14 4.15 4.16 4.17 4.18 4.19 4.20 4.21 4.22 4.23
Financial Statements
No Material Adverse Change
Existence; Compliance with Law
Power; Authorization; Enforceable Obligations
No Legal Bar
Adverse Proceedings
No Default
Ownership of Property; Liens
Intellectual Property
Taxes
Federal Regulations
Labor Matters
ERISA
Investment Company Act Other Regulations
Subsidiaries
Use of Proceeds
Environmental Matters
Accuracy of Information, Etc.
Solvency
Employee Benefit Plans
USA PATRIOT Act
Embargoed Person
Insurance

ARTICLE 5 : CONDITIONS PRECEDENT
5.1 5.2	Conditions to Initial Extension of Credit Conditions to Each Extension of Credit

ARTICLE 6 : AFFIRMATIVE COVENANTS
6.1 6.2 6.3 6.4 6.5 6.6 6.7 6.8 6.9 6.10 6.11 6.12 6.13 6.14
Financial Statements
Certificates; Other Information
Payment of Obligations
Maintenance of Existence; Compliance
Maintenance of Insurance
Inspection of Property; Books and Records; Audits
Notices
Environmental Laws
Further Assurances
Guarantors; New Subsidiaries
Payment of Taxes
Keepwell
Certain Accounts
Securities Account

ARTICLE 7 : NEGATIVE COVENANTS
7.1 7.2 7.3 7.4 7.5 7.6 7.7 7.8 7.9 7.10 7.11 7.12
Financial Condition Covenants
Indebtedness
Liens
Fundamental Changes; Disposition of Assets; Acquisitions
Restricted Payments
Investments
Transactions with Affiliates
Sales and Leasebacks
Swap Agreements
Changes in Fiscal Periods
Negative Pledge Clauses
Lines of Business

ARTICLE 8 : EVENTS OF DEFAULT
ARTICLE 9 : THE ADMINISTRATIVE AGENT
9.1 9.2 9.3 9.4 9.5 9.6 9.7 9.8
Appointment
Delegation of Duties
Exculpatory Provisions
Reliance by Administrative Agent
Notice of Default
Non-Reliance on Administrative Agent and Other Lenders
Administrative Agent in Its Individual Capacity
Successor Administrative Agent

ARTICLE 10 : MISCELLANEOUS
10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9 10.10 10.11 10.12 10.13 10.14 10.15 10.16 10.17 10.18
Amendments and Waivers
Notices
No Waiver; Cumulative Remedies
Survival of Representations and Warranties
Expenses; Indemnification; Damage Waiver
Successors and Assigns; Participations and Assignments
Adjustments; Setoff
Counterparts
Severability
Integration
GOVERNING LAW
Submission To Jurisdiction Waivers
Acknowledgments
Releases of Guarantees and Liens
Interest Rate Limitation
Confidentiality
WAIVERS OF JURY TRIAL
USA Patriot Act Notice

SCHEDULES:

Schedule 1.1 Schedule 4.4 Schedule 4.15 Schedule 4.23 Schedule 7.2 Schedule 7.3 Schedule 7.6 Schedule 7.7 Schedule 7.11	Commitments Consents, Authorizations, Filings and Notices Subsidiaries and Capital Stock Insurance Existing Indebtedness Existing Liens Investments Transactions with Affiliates Negative Pledges
EXHIBITS:

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G-1 Exhibit G-2 Exhibit G-3 Exhibit G-4
Form of Assignment and Assumption
Form of Borrowing Base Certificate
Form of Compliance Certificate
Form of Guaranty Agreement
Form of Notice of Borrowing
Form of Continuation/Conversion Notice
U.S. Tax Certificate (For Foreign Lenders that are not
Partnerships for U.S. Federal Income Tax Purposes)
U.S. Tax Certificate (For Foreign Participants that are not
Partnerships for U.S. Federal Income Tax Purposes)
U.S. Tax Certificate (For Foreign Participants that are
Partnerships for U.S. Federal Income Tax Purposes)
U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of August 2, 2013, is among MITCHAM INDUSTRIES, INC., a Texas corporation (“Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and HSBC BANK USA, N.A., as Administrative Agent.

The parties hereto agree as follows:
ARTICLE 1	:

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period) plus 1%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan”: a Loan bearing interest at a rate determined by reference to the ABR.

“Acquisition”: as to any Person (the “acquiror”), any direct or indirect acquisition of all or substantially all of the Capital Stock in another Person or any assets or businesses of any other Person constituting a business unit, line of business or division of such other Person.

“Adjusted EBITDA”: for the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, for any period, without duplication, Net Income plus (i) income tax expense, (ii) interest expense, (iii) depreciation, amortization and other non-cash (or similar) expense, (iv) stock and other non-cash based compensation and (v) extraordinary non-cash losses minus extraordinary non-cash gains.

“Adverse Proceeding”: any action, suit, proceeding (whether administrative, judicial or otherwise), prosecution, governmental investigation, audit or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Administrative Agent”: HSBC Bank USA, N.A., in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Agreement”: this Credit Agreement, dated as of August 2, 2013, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Applicable Margin”: for any day, with respect to Eurodollar Loans, Letter of Credit Fees or ABR Loans or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the table below under the caption “Eurodollar Loans//Letter of Credit Fees”, “ABR Loans” or “Commitment Fee”, as the case may be, based upon the Leverage Ratio as of the most recent determination date:

Category	Leverage Ratio	Eurocurrency Loans/Letter of Credit Fees	ABR Loans	Commitment Fee

I	< 0.25x	2.50%	1.50%	0.375%

II	= 0.25x but < 0.50x	2.75%	1.75%	0.375%

III	= 0.50x but < 1.00x	3.00%	2.00%	0.500%

IV	= 1.00x but < 1.50x	3.25%	2.25%	0.500%

V	= 1.50x	3.50%	2.50%	0.500%

For purposes of the foregoing, (a) the Leverage Ratio shall be determined as of the last day of each Fiscal Quarter and set forth in the Compliance Certificate delivered pursuant to Section 6.2(b), and (b) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of the Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. If the  Borrower fails to deliver the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 6.2(b), then effective as of the date such financial statements and Compliance Certificate were required to be delivered pursuant to Section 6.2(b), the Applicable Margin with respect Loans and to commitment fees payable hereunder shall be determined at Level V and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Borrower.  Notwithstanding the foregoing, the  Borrower shall be deemed to be at Level I described below until delivery of its unaudited financial statements and corresponding Compliance Certificate for the fiscal quarter ending October 31, 2013.   For the avoidance of doubt, the levels on the pricing grid set forth below are set forth from lowest (Level I) to the highest (Level V)

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit A.

“Available Amount”: at any time, an amount equal to the lesser of (a) the Total Commitments at such time less the Letter of Credit Reserve at such time and (b) the Borrowing Base in effect at such time less the Letter of Credit Reserve at such time.

“Bankruptcy Code”: 11 U.S.C. Title 11, as now and hereafter in effect, or any successor statute.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: (a) in the case of a Person that is a limited partnership, the general partner or any board of directors or committee thereof authorized to act therefor, (b) in the case of a Person that is a corporation, the board of directors of such Person or any committee thereof authorized to act therefor, (c) in the case of a Person that is a limited liability company, the board of managers or members of such Person or such Person’s manager or any committee authorized to act therefor and (d) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such a Person.

“Borrower”: as defined in the preamble hereto.

“Borrower’s Accounting Firm”: Hein & Associates L.L.P. or any other independent certified public accounting firm reasonably approved by the Administrative Agent.

“Borrowing Base”: the sum, as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement, of (a) 80% of the aggregate amount of Eligible Receivables at such date plus (b) 85% of the net orderly liquidation value of Eligible Rental Equipment at such date (as such net orderly liquidation value for any item of Eligible Rental Equipment is shown in the most recent appraisal delivered to the Administrative Agent on or prior to such date), plus (c) 50% of the aggregate amount of Eligible Other Equipment at such date, plus (d) 80% of the purchase price paid for New Rental Equipment without duplication.

“Borrowing Base Certificate”: a certificate, duly executed by a Responsible Officer, appropriately completed and in substantially the form of Exhibit B hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: any day of the year on which commercial banks in New York City are not authorized or required by law to close, and, with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, all expenditures (whether paid in cash or accrued as a liability, including the portion of Capital Lease Obligations originally incurred during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Borrower), by the Borrower during such period, that, in conformity with GAAP are included in “Capital expenditures”, “additions to property, plant or equipment” or comparable items in the consolidated financial statements of the Borrower but excluding expenditures for (i) the restoration, repair or replacement of any fixed or capital asset that was destroyed or damaged, in whole or in part, in an amount equal to any insurance proceeds received in connection with such destruction or damage, (ii) the replacement of any fixed or capital asset the subject, in whole or in part, of any condemnation, taking or similar event, in an amount equal to any insurance proceeds or condemnation awards received in connection with such condemnation, taking or similar event, and (iii) any Acquisition.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other rights to acquire any of the foregoing.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of Letters of Credit, cash or deposit amount balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of twelve (12) months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing less than two (2) months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to Securities issued or fully guaranteed or insured by the United States government; (e) Securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the Securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A-1 by S&P or P-1 by Moody’s; (f) Securities with maturities of less than twelve (12) months from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.

“Change in Law”: the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking into effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.

“Change of Control”: at any time, (a) any Person or “group”(within the meaning of Rules 13d-3 and 1 3d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Capital Stock of the Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Borrower, or (b) the majority of the seats (other than vacant seats) on the Board of Directors of the Borrower cease to be occupied by Persons who are Continuing Directors.

“Charges”: has the meaning assigned to it in Section 10.15.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is the date of this Agreement.

“Code”: the Internal Revenue Code of 1986, as amended from time to time and any successor thereto.

“Collateral”: refers to all of the property described in the Security and Pledge Agreement serving as security for the Obligations.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make Loans and issue Letters of Credit in an aggregate principal amount/and or face not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Commitments is $50,000,000.

“Commitment Percentage”: as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder (to include, when applicable, any additional Commitments); provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

“Commitment Period”: the period from and including the Closing Date to, but excluding, the Maturity Date.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continuing Directors”: the members of the Board of Directors of the Borrower on the Closing Date and any future member of the Board of Directors of the Borrower if such future director’s appointment or nomination for election to the Board of Directors of the Borrower is made or recommended, as the case may be, by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of (i) any Securities issued by such Person or (ii) any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, in each case which is material to such Person.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate”: has the meaning assigned to it in Section 4.21.

“Conversion”, “Convert” and “Converted” each refer to a conversion of a Loan of one Type into Loans of the other Type pursuant to Section 2.7.

“Debtor Relief Law”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Article 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.18(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(c)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender and each Lender.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: a Subsidiary that is not a Foreign Subsidiary.

“Eligible Other Equipment” shall mean, at any date of determination thereof, all Other Equipment of each Loan Party (a) with respect to which a Loan Party has good and marketable title thereto, subject only to a perfected first priority Lien in favor of the Administrative Agent under the law of the United States, any state thereof or the District of Columbia, and which is free and clear of all other Liens (other than Specified Permitted Liens); (b) which either is (i) then leased by a customer of a Loan Party pursuant to the terms of a rental agreement entered into between such customer and such Loan Party or (ii) then held for sale or lease in the ordinary and usual course of a Loan Party’s respective business; (c) which is not subject to any claim disputing the applicable Loan Party’s right to or title to possession or subject to any negotiable or non-negotiable document of title or purchase money security interest; (d) which is not subject to any contractual limitations or restrictions that would prevent the Administrative Agent from either acquiring ownership of, or selling, such Other Equipment in the course of exercising its rights and remedies under the Security Agreement, (e) which is in good condition and usable for the purpose for which it is intended (determined in accordance with applicable industry standards); (f) is covered by casualty, theft or fire insurance (subject to customary deductibles); (g) which is not office equipment or furniture; (h) which is not a work in process; (i) which is not open stock; (j) which is not packaging or supplies; (k) which is not held for sale on a consignment basis and (l) which the Lender in its reasonable discretion has not determined to be ineligible for any reason whatsoever.

“Eligible Receivables”: shall mean, at any date of determination thereof, all Receivables of the Loan Parties (a) which arise in the ordinary course of business; (b) the right to receive payment of which is absolute and not contingent upon the fulfillment of any condition; (c) which are not subject to any (i) asserted defense or counterclaim or (ii) setoff; (d) which do not arise from a sale, lease or rendition of services to the Administrative Agent, any Lender, or any Loan Party or any of their respective Affiliates, or any employee, officer or director of the Administrative Agent, any Lender, any Loan Party or any of their respective Affiliates, and upon which neither the Administrative Agent nor any Lender is a Receivables Debtor; (e) with respect to which a Loan Party has good and marketable title thereto, subject only to a perfected first priority Lien in favor of the Administrative Agent and which are otherwise free and clear of all other Liens (other than Specified Permitted Liens); (f) which are not payable by the United States of America or any agency, department or subdivision thereof; (g) which are payable by a Receivables Debtor that is organized under the law of the United States, any state thereof, the District of Columbia, Canada, or any province thereof, unless, in the sole discretion of the Administrative Agent, such Receivables Debtor is an investment grade company or such Receivables are backed by a letter of credit acceptable to Administrative Agent, which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent or are otherwise insured by an insurer in a manner acceptable to Administrative Agent; (h) which are not unpaid for a period greater than 90 days after the invoice date thereof; (i) with respect to which the Receivables Debtor obligated on the Receivable has not suspended business, made an assignment for the benefit of creditors, consented to or applied for the appointment of a receiver, trustee, custodian or liquidation for itself or its assets, or instituted or become the subject of any proceeding under bankruptcy, reorganization or other debtor relief laws; (j) which do not constitute, require or provide for retainages and (k) which the Administrative Agent in it reasonable discretion has not determined to be ineligible for any reason whatsoever.

“Eligible Rental Equipment” shall mean, at any date of determination thereof, all Rental Equipment of each Loan Party (a) with respect to which a Loan Party has good and marketable title thereto, subject only to a perfected first priority Lien in favor of the Administrative Agent under the law of the United States, any state thereof or the District of Columbia, and which is free and clear of all other Liens (other than Specified Permitted Liens); (b) which either is (i) leased by a customer of a Loan Party pursuant to the terms of a rental agreement entered into between such customer and such Loan Party or (ii) which is held for sale or lease in the ordinary and usual course of a Loan Party’s respective businesses; (c) which is not subject to any claim disputing the applicable Loan Party’s right to or title to possession or subject to any negotiable or non-negotiable document of title or purchase money security interest; (d) which is not subject to any contractual limitations or restrictions that would prevent the Administrative Agent from either acquiring ownership of, or selling, such Rental Equipment in the course of exercising its rights and remedies under the Security Agreement, (e) which is in good condition and usable for the purpose for which it is intended (determined in accordance with applicable industry standards); (f) is covered by casualty, theft or fire insurance (subject to customary deductibles); (g) which is not office equipment or furniture; (h) which is not a work in process; (i) which is not open stock; (j) which is not packaging or supplies; (k) which is not held for sale on a consignment basis and (l) which the Lender in its reasonable discretion has not determined to be ineligible for any reason whatsoever.

“Embargoed Person”: has the meaning assigned to it in Section 4.22.

“Employee Benefit Plan”: any “employee benefit plan” as defined in Section 3(3) of ERISA which (i) is sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates, or with respect to which the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has or could have any liability (whether contingent or otherwise), or (ii) was, at any time during the six year period immediately prior to the effective date of this Agreement, sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates, or with respect to which the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates could have any liability (whether contingent or otherwise).

“Environmental Claim”: any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment as it is affected by any actual or threatened exposure to any Hazardous Material.

“Environmental Laws”: any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of their Subsidiaries or any real property (including all buildings, fixtures or other improvements located thereon) now or hereafter owned, leased, operated or used by the Borrower or any of their Subsidiaries.

“Equipment Inventory”: ”: all “equipment” and all “inventory” (including without limitation goods held for sale or lease to third parties and good leased to third parties), as each such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located.

“Equity Owner” means a shareholder, partner, member, holder of a beneficial interest in a trust or other owner of Capital Stock.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”: as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrower or any of its Subsidiaries that was an ERISA Affiliate of any of the foregoing at any time during the six-year period preceding the date of this Agreement shall continue to be considered an ERISA Affiliate of the Borrower or any of its Subsidiaries within the meaning of this definition.

“ERISA Event”: (a) a Reportable Event; (b) the failure to meet the minimum funding standards of Sections 412 or 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date any minimum required contribution under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower or any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of a liability on the Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in Reorganization or Insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (1), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan where such claim is reasonably likely to result in a material liability to the Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 40l(a)(29) or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR 01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 12:00 P.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where its Eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 — Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Article 8, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Subsidiary”: (a) any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower or a Guarantor, (b) any Foreign Subsidiary of the Borrower or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary, (c) any Domestic Subsidiary that is a disregarded entity for United States federal income tax purposes if substantially all of its assets consist of Capital Stock of one or more Foreign Subsidiaries, (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (e) any Subsidiary that is prohibited or restricted by applicable Law from providing a guaranty or if such guaranty would require governmental (including regulatory) consent, approval, license or authorization, and (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing the guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation”: with respect to any Loan Party, any Obligation under a Specified Swap Agreement if and to the extent that all or a portion of such Obligation or the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Obligation (or any guarantee thereof) is or becomes (as a result of a Change in Law after the date of a transaction governed by such Specified Swap Agreement) illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute a Qualified ECP Obligor at the time such Loan Party’s guarantee or such Loan Party’s grant of such security interest becomes effective with respect to such Obligation. If an Obligation under a Specified Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Obligation that is attributable to swaps for which such guarantee obligation or other liability or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to it in Section 4.22.

“Existing Accounts”: collectively, (i) account number 28231 located at First Victoria National Bank; (ii) account number 694026292 located at Frost Bank; and (iii) account numbers 653519694 and 836919860 located at JP Morgan Chase Bank. For the avoidance of doubt, the parties agree that the Borrower’s payroll account number 807009067 located at First Victoria National Bank shall be deemed not to be an Existing Account.

“Existing Credit Facility”: the Loan Agreement dated August 31, 2012 by and between the Borrower and First Victoria National Bank.

“Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of the aggregate principal amount of all Loans held by such Lender then outstanding.

“FATCA”: Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by HSBC Bank USA, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: the fee agreement dated June 18, 2013 by and between HSBC Bank USA, N.A. and the Borrower.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.

“Fiscal Quarter”: a fiscal quarter of any Fiscal Year.

“Fiscal Year”: the fiscal year of the Borrower and its Subsidiaries ending on January 31 of each calendar year.

“Fixed Charge Coverage Ratio”: for any period, the ratio of (i) Adjusted EBITDA of the Borrower and its consolidated Subsidiaries minus income tax expense and all Maintenance Capital Expenditures of the Borrower and its consolidated Subsidiaries for such period to (ii) Fixed Charges of the Borrower and its consolidated Subsidiaries for such period.

“Fixed Charges”: for any period, the sum of interest expense of the Borrower and its consolidated Subsidiaries for such period, plus the current portion of long term Indebtedness (excluding the Total Extensions of Credit during the twelve (12) months immediately preceding the Maturity Date).

“Foreign Assets Control Regulations”: has the meaning assigned to it in Section 4.22.

“Foreign Lender”: (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a U.S. Person.

“Funded Debt”: means, as of any date, all Indebtedness for borrowed money of the Borrower and its Subsidiaries that matures more than one (1) year from the date of its creation or matures within one (1) year from such date but is renewable or extendible, at the option of the Borrower or such Subsidiary, to a date more than one (1) year from such date or arises under a revolving credit agreement or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness, whether or not required to be paid within one (1) year of its creation, and including, without limitation, Indebtedness in respect of the Loans, all as determined on a consolidated basis in accordance with GAAP.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, but subject to Section 1.3, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1.

“Governmental Authority”: the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Authorization”: any permit, license, certificate of need, approval, agreement, provider number, registration, certificate, filing, consent, authorization, plan, directive, consent order, consent decree or other permission (including any supplements or amendments thereto) of or from any Governmental Authority.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: collectively, any Domestic Subsidiary required to become a Guarantor pursuant to Section 6.10 hereof.

“Guaranty Agreement”: the Guaranty Agreement to be executed and delivered by each Guarantor, substantially in the form of Exhibit D.

“Hazardous Materials”: any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or could reasonably be expected to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility or to the indoor or outdoor environment.

“Hazardous Materials Activity”: any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Indebtedness”: as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is due more than one (1) year from the date of incurrence of the obligation in respect thereof; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (i) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above; and (j) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Specified Swap Agreement, whether entered into for hedging or speculative purposes.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: has the meaning assigned to it in Section 10.5(b).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three (3) months, each day that is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and on the date that such Eurodollar Loan is Converted or paid in full, and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 P.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Maturity Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: (a) any direct or indirect purchase or other acquisition by the Borrower, or any of their Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person (other than the Borrower or any Guarantor), of any Capital Stock of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of their Subsidiaries to any other Person (other than the Borrower or any Guarantor), including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuing Lender”: HSBC Bank USA, N.A., in its capacity as issuer of any Letter of Credit and any other Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“L/C Commitment”: $10,000,000.

“L/C Disbursement”: a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.4.

“Lender”: each Lender that has a Commitment or that holds Loans.

“Leverage Ratio”: as of the end of any fiscal quarter, the ratio of (a) the sum of total Funded Debt, Capital Lease Obligations and the face amount of any letter of credit issued for the account of the Borrower or its Subsidiaries as of such date to (b) Adjusted EBITDA for the four quarter period ended on such date.

“Letters of Credit”: as defined in Section 3.1(a).

“Letter of Credit Reserve”: at any time, the aggregate face amount of all Letters of Credit issued by the Issuing Lender for the account of the Borrower pursuant to Section 3.1 and outstanding at such time.

“Lien”: (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan”: as defined in Section 2.1(a).

“Loan Documents”: this Agreement, the Security Documents, the Notes, if any, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Party”: at any time, collectively, the Borrower and the Guarantors at such time and “Loan Party” shall mean any of them.

“Maintenance Capital Expenditures”: cash expenditures by the Borrower or any of its Subsidiaries (including expenditures for the addition or improvement to its asset base or for the acquisition of existing, or the construction or development of new, capital assets) if those expenditures are made to maintain, including over the long term, the operating capacity, efficiency or asset base of that Person. Maintenance Capital Expenditures do not include cash expenditures that increase by more than a de minimis amount the operating capacity, efficiency or asset base of the Borrower and its Subsidiaries from the operating capacity, efficiency or asset base of the Borrower and its Subsidiaries immediately prior to that addition, improvement, acquisition, construction or development.

“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, property, liabilities (including contingent liabilities), operations, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to fully and timely perform their obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents against the Loan Parties or (d) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, Issuing Lender and the Lenders under the Loan Documents.

“Maturity Date”: the third anniversary of the Closing Date.

“Maximum Rate”: as defined in Section 10.15.

“Moody’s”: Moody’s Investors Services, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Income”: for any period, (a) the net income (or loss) of the Borrower and its consolidated Subsidiaries for such period taken as a single accounting period determined in accordance with GAAP, minus, (b) (i) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or such Person’s assets are acquired by the Borrower or any of its Subsidiaries, (ii) the income of any Subsidiary of the Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not at the time permitted by operation of the terms of its charter, a Contractual Obligation (other than any Loan Document) or a Requirement of Law applicable to such Subsidiary, (iii) gains or losses from the sale of capital assets, (iv) the income of any Person that is not a Subsidiary of the Borrower, except to the extent such income is actually distributed to the Borrower or any Subsidiary and (v) to the extent not included in clauses (i) through (iii) above, any extraordinary income or expenses.

“New Rental Equipment”: as of any determination date, Rental Equipment acquired in the ordinary course of business at fair value by a Loan Party (other than pursuant to a permitted Acquisition), on or prior to such determination date and not included in the most recent appraisal delivered to the Administrative Agent on or prior to such determination date.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Borrowing”: as defined in Section 2.2 and substantially in the form of Exhibit E.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise. Notwithstanding the foregoing, Excluded Swap Obligations shall not be an obligation of any Guarantor that is not a Qualified ECP Obligor.

“OFAC”: Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Equipment”: all Equipment Inventory of the Loan Parties other than Rental Equipment.

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 or 430 of the Code or Section 302 or 303 of ERISA.

“Person”: any natural person, partnership, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”: at a particular time, any Employee Benefit Plan that is covered by ERISA and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by such Lender in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Person”: any Person (a) listed in the Annex to the Executive Order or identified pursuant to Section 1 of the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order; (c) with whom a Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-laundering law, including the Executive Order; (d) who commits, threatens, conspires to commit, or supports “terrorism” as defined in the Executive Order; (e) who is named as a “Specially designated national or blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list; or (f) who is owned or controlled by a Person listed above in clause (c) or (e).

“Qualified ECP Obligor” means, in respect of any Obligation under a Specified Swap Agreement, each Loan Party that has total assets exceeding $10,000,000 at the time such Obligation is incurred or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulation promulgated thereunder.

“Receivables”: shall mean all of a Person’s existing and future rights to payment for goods sold or leased or for services.

“Receivables Debtor”: any Person obligated, directly or indirectly, on any Receivables.

“Recipient”: (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Register”: as defined in Section 10.6.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.4 for amounts drawn under Letters of Credit.

“Related Party”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release”: any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Rental Equipment”: as of any date, all Equipment Inventory identified on the most recent appraisal delivered to the Administrative Agent on or prior to such date, which is of a type offered for sale or lease by a Loan Party in the ordinary course of business.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, 2.9 .30, .31, .32, .34 or .35 of PBGC Reg. §4043.

“Required Lenders”: the Lenders having Extensions of Credit and unused Commitments representing more than 50% of the sum of the Total Extensions of Credit and unused Total Commitments at such time. The aggregate unpaid principal amount of any Defaulting Lender’s Commitments or Total Extensions of Credit, as applicable, shall be disregarded in determining Required Lenders at any time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination, judgment, decree or order of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer or senior vice president-finance of the Borrower, but in any event, with respect to financial matters, the chief financial officer or the senior vice president-finance of the Borrower.

“Restricted Payments”: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of their Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of their Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of their Subsidiaries now or hereafter outstanding.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities”: any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security and Pledge Agreement”: a security and pledge agreement executed by the Borrower and certain of its Domestic Subsidiaries in favor of the Administrative Agent pursuant to Section 6.10, in form and substance satisfactory to the Administrative Agent.

“Security Documents”: the collective reference to the Guaranty Agreement and Security and Pledge Agreement.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Guarantor and any Lender or affiliate thereof, which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrower or such Guarantor, as a “Specified Cash Management Agreement”.

“Specified Permitted Liens”: means Liens referred to in clauses (a) and (d)(ii) of Section 7.3.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices, in each case, entered into for hedging purposes by the Borrower or any Guarantor and any Person that is a Lender or an Affiliate of any Lender at the time such Swap Agreement is entered into.

“Subsidiary”: as to any Person (the “parent”) at any date, any corporation, partnership, limited liability company or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, are of such date, owned, controlled or held (whether directly or indirectly).

“Super Majority Lenders”: at any time, Lenders having Extensions of Credit and unused Commitments representing more than 66?% of the sum of the Total Extensions of Credit and unused Commitments at such time. The aggregate unpaid principal amount of any Defaulting Lender’s Extensions of Credit or Commitments, as the case may be, shall be disregarded in determining Super Majority Lenders at any time.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or Securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of their Subsidiaries shall be a “Swap Agreement”.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitments”: at any time, the aggregate amount of the Commitments of the Lenders then in effect.

“Total Extensions of Credit”: at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

“Trading With the Enemy Act”: has the meaning assigned to it in Section 4.22.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: has the meaning assigned to such term in Section 2.14(g)(ii)(B)(3).

“USA Patriot Act”: as defined in Section 10.18.

“Wholly-Owned Subsidiary” of a Person means a Subsidiary of such Person, all of the outstanding Capital Stock of which (other than (a) director’s qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent”: any Loan Party and the Administrative Agent.

1.2	Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, Securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2 :
AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount that will not result in (i) such Lender’s Extensions of Credit exceeding such Lender’s Commitment or (ii) the Total Extensions of Credit exceeding the Available Amount. During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.

(b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid amount of each Loan of such Lender on the Maturity Date.

2.2 Procedure for Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 P.M., New York City time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans to finance payments required by Section 3.4 may be given not later than 12:00 P.M., New York City time, on the date of the proposed borrowing). Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing, or by telephone, confirmed promptly in writing, or telex, telecopier or other electronic communication and shall specify: (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each Loan shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then Available Amount is less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; with the exception of Loans the proceeds of which are or will be used to pay or prepay in full all outstanding L/C Obligations. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3 Applicable Commitment Fees, Etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee which shall accrue at the rate specified for the Commitment Fee set forth in the table in the definition of “Applicable Margin” on the daily amount of the unused Commitment of such Lender during the period from and including Closing Date but excluding the date on which such Commitment terminates. Accrued Commitment fees shall be payable quarterly in arrears on the last day of each calendar quarter, commencing on the first such date to occur after the Closing Date. For the avoidance of doubt, for purposes of calculating the unused Commitment, the face amount of any issued and outstanding Letter of Credit shall count as usage only with respect to the Lender that issued such Letter of Credit.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter or any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.4 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Available Amount. Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof, and shall reduce permanently the Commitments then in effect.

2.5 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 P.M., New York City time, three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 P.M., New York City time, one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of each Loan or portion thereof to be prepaid and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

2.6 Mandatory Prepayments.

(a) In the event and on each occasion that the Total Extensions of Credit exceed the Available Amount, the Borrower shall immediately repay Loans in an aggregate amount equal to such excess.

(b) In addition, any reduction of the Commitments pursuant to Section 2.4 shall be accompanied by prepayment of the Loans to the extent, if any, that the Total Extensions of Credit exceed the amount of the Total Commitments as so reduced, provided that if the aggregate principal amount of Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.6 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.7 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to Convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 P.M., New York City time, on the Business Day preceding the proposed Conversion date, provided, that if a Eurodollar Loan is Converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. The Borrower may elect from time to time to Convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice substantially in the form of Exhibit F of such election no later than 12:00 P.M., New York City time, on the third Business Day preceding the proposed Conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be Converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically Converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.8 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be in conformity with Section 2.2 and (b) no more than three (3) Eurodollar Tranches shall be outstanding at any one time.

2.9 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.10 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period;

(c) then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been Converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be Converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to Convert Loans to Eurodollar Loans.

2.12 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made on a pro rata basis according to the respective Commitment Percentages of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans, except with respect to a reimbursement of the Letters of Credit, shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Issuing Lender or the Lenders, as applicable, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 10.5. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) This Section 2.12 is subject to Section 3.9 in all respects.

2.13 Increased Costs.

(a) If any Change in Law shall:

(i) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or the Issuing Lender; or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Lender or such other Recipient of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender, the Issuing Lender, or other Recipient setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender, the Issuing Lender, or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Issuing Lender’s, or other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, the Issuing Lender or other Recipient pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender, the Issuing Lender, or other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, the Issuing Lender’s, or other Recipient’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Taxes.

(a) Defined Terms. For purposes of this Section 2.14, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), 2.14(g)(ii)(B) and 2.14(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.15 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, Conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16 or 2.17. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.17 Replacement of Lenders. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.16, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights (other than its existing rights to payments made pursuant to Sections 2.13 and 2.14) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignee shall meet the requirements to be an assignee under Section 10.6(b)(ii) (subject to such consents, if any, as may be required under Section 10.6(b)(i), (b) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.6(b)(ii)(B), (c) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (d) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter, (e) such assignment shall not conflict with applicable law, and (f) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Each Lender agrees that if the Borrowers exercise their option hereunder to cause an assignment by such Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. Notwithstanding anything to the contrary herein, in the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, such assignment shall be deemed to have occurred on such Business Day without such Lender’s execution and delivery of any documentation required pursuant to Section 10.06. Notwithstanding the foregoing, a Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.18 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in the definitions of Super Majority Lenders and Required Lenders and the last sentence of Section 10.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Commitment Percentages. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.18(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender or any Lender may have against such Defaulting Lender.

(c) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3 :
LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the Total Extensions of Credit exceed the Available Amount. Each Letter of Credit shall (1) be denominated in Dollars and (2) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrower shall pay to the Issuing Lender for its own account a fee on the face amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans and payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fee, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower, whether with its own funds or with the proceeds of the Loans, shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 P.M., New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.9(b) and (y) thereafter, Section 2.9(c). Provided that no Event of Default has occurred and is continuing, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.2 that such payment be financed with an ABR Loan, and to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan. The amount of any such ABR Loans made in connection with the foregoing shall reduce the Letter of Credit Reserve on a dollar for dollar basis.

3.5 Obligations Absolute. The Borrower’s obligations under this Article 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff counterclaim or defense to payment that the Borrower may have or has had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.4 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such Transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.6 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.7 Applications. To the extent that any provision of any Application related to any Letter of Credit (i) is inconsistent with the provisions of this Article 3 or (ii) purports to add defaults or events of default or provide for the grant of security not contemplated by this Agreement, the terms of this Agreement shall apply.

3.8 Cash Collateralization Upon Termination of Commitments. In the event that the Borrower terminates the Commitments pursuant Section 2.4 and there are outstanding Letters of Credit at such time, the Borrower shall pledge to, and deposit in an account with, the Issuing Lender an amount of Cash Collateral equal to 103% of the L/C Obligations of such Letters of Credit to be held as security for payment of the Borrower’s obligations to reimburse the Issuing Lender for amounts drawn on such Letters of Credit.

3.9 Only Issuing Bank Responsible for Letters of Credit

. Notwithstanding Section 2.12, it is recognized that the Issuing Bank is the sole Lender with respect to all Letters of Credit issued hereunder and, prior to the occurrence and continuation of an Event of Default and the realization by the Administrative Agent on any Collateral, no other Lender shall participate in, be liable for, or receive any repayments in respect of, any Letters of Credit issued by the Issuing Lender, any draws on said Letters of Credit or any reimbursements by Borrower in respect thereof, provided however, if an Event of Default occurs which results in the Administrative Agent taking steps to realize on any Collateral (other than any cash collateral accounts for Letters of Credit as described in Section 3.8), and the Administrative Agent receives the proceeds from the sale or other disposition of any Collateral, whether before or after the filing of any proceeding by or against the Borrower under the Bankruptcy Code, the provisions of Section 2.12 shall, at such time, be applicable and shall take precedence over this Section 3.9 and the proceeds of any such sale or disposition shall be distributed to all of the Lenders, pro rata, including, without limitation, to the Issuing Lender in respect of Letters of Credit, all as contemplated in Section 2.12, regardless of the provisions set forth in this Section 3.9.

ARTICLE 4 :
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Statements. The Borrower has heretofore furnished to the Administrative Agent and the Lenders its consolidated balance sheet and statements of income, stockholder equity and cash flows (a) as of and for the fiscal years ended January 31, 2012 and January 31, 2013, respectively, reported on by and accompanied by an unqualified report from a Borrower’s Accounting Firm, and (b) as of and for the fiscal quarter ended April 30, 2013, which financial statements present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at each such date, and the consolidated results of its operations and its consolidated and consolidating cash flows for the respective fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, the Borrower has no Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph (other than those that would not be required to be reflected in such financial statements or those that are immaterial).

4.2 No Material Adverse Change. Since January 31, 2013, there has been no development or event with respect to the Borrower or its Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect. During the period from January 31, 2013 to and including the Closing Date there has been no Disposition by the Borrower of any material part of its business or property other than as would be permitted under Section 7.4.

4.3 Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law and all Contractual Obligations, in each case, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filing of UCC financing statements or similar instruments after the date hereof in order to maintain the continuing perfection of the Liens created by the Security Documents under United States law. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation, other than Liens in favor of the Administrative Agent as contemplated in this Agreement.

4.6 Adverse Proceedings. There are no Adverse Proceedings (a) on the Closing Date, with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. The Borrower has title in fee simple to, or a valid leasehold interest in, all its real property material to its business, and good title to, or a valid leasehold interest in, all its other property material to its business, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. The Loan Parties own, or possess the right to use, all Intellectual Property that the Loan Parties consider reasonably necessary for the conduct of their respective businesses as currently conducted without any infringement upon the rights of any other Person, except where the failure to have such rights or where such infringement would not have a Material Adverse Effect. To the knowledge of Borrower, the use of Intellectual Property by each Loan Party does not infringe on the rights of any Person in any manner that could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Except as otherwise permitted under Section 6.11, all federal tax returns, and all other tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them and that are material have been timely filed (including extensions), and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Borrower knows of no proposed tax assessment against it or any of its Subsidiaries that is material and is not being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower and/or its Subsidiaries, as the case may be; and as of the Closing Date no tax Lien has been filed, and to the knowledge of the Borrower, no claim has been asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used, directly or indirectly, (a) for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of Regulation U or (b) for any purpose that violates the provisions of Regulation U.

4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) Borrower has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay or bonuses.

4.13 ERISA. Neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, which has not been fully satisfied, settled or dismissed as of the date this representation is made or deemed made. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any ERISA Affiliate would become subject to any material liability under ERISA if the Borrower or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act Other Regulations. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Schedule 4.15 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary as of the Closing Date.

4.16 Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used to pay off the Existing Credit Facility and to finance the working capital needs and for general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan has been used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit have been issued only to support the working capital needs and general corporate obligations of the Borrower and its Subsidiaries relating to their respective lines of business as currently conducted.

4.17 Environmental Matters. There are no Adverse Proceedings regarding any Hazardous Material Activity or compliance with Environmental Laws that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to each of the Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower and its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries nor, to any Loan Party’s knowledge, any predecessor of Borrower and its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any facility in violation of any Environmental Law where such violation is reasonably expected to have a Material Adverse Effect. None of the Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except in the ordinary course of its business in material compliance with all Environmental Laws. Compliance with all current or proposed requirements of Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrower and its Subsidiaries relating to any Environmental Law, any Release or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.18 Accuracy of Information, Etc.. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole with all other documents, certificates or statements furnished prior to or contemporaneously therewith, contained as of the date such statement, information, document or certificates was so furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading; provided that with respect to the projections and pro forma financial information contained in the materials referenced above the Borrower represents only that such information was based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. The Borrower has no knowledge of any matter or occurrence that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Solvency. Each Loan Party is, and after giving effect to the Loan Documents and to the incurrence of all Obligations being incurred in connection herewith on the Closing Date and on any date on which this representation and warranty is made, will be, Solvent.

4.20 Employee Benefit Plans. The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where such non-compliance or non-performance would not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received (or has applied for within a timely manner) a favorable determination letter or opinion letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status that could reasonably be expected to result in a Material Adverse Effect. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is reasonably expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates except to the extent reflected on the financial statements of the Borrower and its Subsidiaries and the notes thereto. No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Effect. Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. The Borrower, its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21 USA PATRIOT Act.

(a) Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any of its Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and the Borrower, its Subsidiaries, and, to the knowledge of the Borrower, such Controlled Affiliates, are in compliance with all applicable orders, rules and regulations of OFAC.

(b) Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any of its Affiliates: (i) is targeted by United States or multilateral economic or trade sanctions currently in force; (ii) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; (iii) is a Prohibited Person; or (iv) is named, identified or described on any list of Persons with whom U.S. Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, disbarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.

4.22 Embargoed Person.

(a) None of Borrower’s assets constitutes property of, or is beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading With the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transaction With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act, if the result of such ownership would be that any Loan made by any Lender would be in violation of law (“Embargoed Person”);

(b) No Embargoed Person has any interest of any nature whatsoever in the Borrower if the result of such interest would be that any Loan would be in violation of law;

(c) The Borrower has not engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and

(d) Neither the Borrower nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

For purposes of determining whether or not a representation is true or a covenant is being complied with under this Section 4.22, the Borrower shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial owner of any collective investment fund.

4.23 Insurance. Schedule 4.23 lists all policies or binders of fire, liability, worker’s compensation, vehicular or other insurance held by or for the benefit of the Borrower (specifying the insurer, the policy number or covering note number with respect to binders) as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid. As of the Closing Date, all insurance listed on Schedule 4.23 is in full force and effect.

ARTICLE 5 :
CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Notes; other Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Lender listed on Schedule 1.1, (ii) the Notes, executed and delivered by the Borrower and (iii) the Security and Pledge Agreement executed and delivered by the Loan Parties party thereto and the Administrative Agent.

(b) Repayment of Existing Indebtedness. The Administrative Agent shall have received satisfactory evidence of the payment in full of all obligations under, and termination of, the Existing Credit Facility.

(c) Financial Statements. The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Years ended January 31, 2012 and January 31, 2013, respectively, and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower and its Subsidiaries as of and for the fiscal quarter ended April 30, 2013.

(d) Approvals. All material governmental and third party approvals necessary in connection with the execution, delivery and performance of the Loan Documents by the Loan Parties party thereto shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in the United States where each Loan Party is located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted or created by the Loan Documents or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel and expenses for the collateral audit and due diligence review reference in (n) below), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g) Good Standing Certificates; Organizational and Authority Documents. The Administrative Agent shall have received (i) a certificate of good standing (or equivalent) for each Loan Party from its jurisdiction of organization and (ii) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated hereby, the authority of any natural Person executing any of the Loan Documents on behalf of any Loan Party and any other legal matters relating to the Loan Parties, this Agreement or the transactions contemplated to occur on the Closing Date, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(h) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Vinson Elkins LLP, counsel to the Loan Parties, which opinion shall cover such matters incident to the transactions contemplated by this Agreement in form, scope and substance as is reasonably satisfactory to the Administrative Agent.

(i) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5 and acceptable to Administrative Agent.

(j) Know Your Customer. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information on the Loan Parties that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the information required pursuant to Section 10.18.

(k) Compliance Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming (i) compliance with the conditions set forth in paragraphs (a), (b) and (c) in Section 5.2 and (ii) pro forma compliance with the financial covenants in paragraphs (a) and (b) in Section 7.1 (utilizing for such purposes the amount of the Loans borrowed on the Closing Date).

(l) Borrowing Base Certificate. The Administrative Agent shall have received the initial Borrowing Base Certificate.

(m) Litigation. No Adverse Proceeding shall have occurred (i) which seeks to enjoin, prohibit, or restrain in any manner the execution and delivery of any Loan Document or the performance or consummation by the Loan Parties of any of the Obligations hereunder or under any Loan Document or (ii) could reasonably be expected to have a Material Adverse Effect.

(n) Due Diligence. The Lenders shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results satisfactory to Lenders. Satisfaction of the foregoing condition is expressly subject to satisfactory receipt and review by the Lenders of the collateral audit, field exams and appraisals of Borrower’s and Subsidiaries’ assets prior to the Closing Date.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit (including the initial extensions of credit on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, other than any such representations or warranties that, by their express terms, refer to a specific date other than such Borrowing Date or issuance or renewal, in which case as of such specific date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of the most recent Loan by the Borrower or with respect to the initial Loan since January 31, 2013.

(d) Borrowing Request. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.2.

Each borrowing by and issuance, amendment, renewal or extension of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower on the date thereof that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE 6 :
AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by the Borrower’s Accounting Firm; and

(b) as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (i), the relevant Lender):

(a) concurrently with the delivery of the financial information referred to in Section 6.1(a), a certificate from Borrower’s Accounting Firm reporting on such financial statements stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by Borrower’s Accounting Firm in accordance with generally accepted auditing standards, Borrower’s Accounting Firm has obtained no knowledge that a Default of a financial nature under Section 7.1, 7.2 or 7.6 has occurred and is continuing, or if, in the opinion of Borrower’s Accounting Firm, a Default of a financial nature under Section 7.1, 7.2 or 7.6 has occurred and is continuing, a statement as to the nature thereof;

(b) concurrently with the delivery of any financial information pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be;

(c) within twenty (20) days after the end of each calendar month, a Borrowing Base Certificate, together with an accounts receivable aging report and such schedules, computations and other information as may be reasonably requested by the Administrative Agent;

(d) as soon as available, and in any event no later than thirty (30) days prior to the end of each Fiscal Year, a reasonably detailed consolidated financial forecast for the following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto);

(e) promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(f) as soon as practicable following any request therefor from the Administrative Agent, a schedule of all Receivables of Borrower and its each other Loan Party;

(g) as soon as practicable following any request therefor from the Administrative Agent, a schedule of all equipment of the Borrower and each other Loan Party and the net book value thereof;

(h) as soon as practicable following any request therefor from the Administrative Agent, a schedule of all inventory of the Borrower and each other Loan Party;

(i) promptly, following any request therefor from any Lender, all information and/or documentation necessary to enable such lender to comply with the USA Patriot Act;

(j) promptly upon any Responsible Officer obtaining knowledge of a tax event or liability not previously disclosed in writing by the Borrower to Administrative Agent which could reasonably be expected to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to the Borrower to enable Lenders and their counsel to evaluate such matters; and

(k) as soon as practicable following any request therefor, such additional information with respect to the business, financial condition, operations, performance, or properties of the Borrower and its Subsidiaries as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except to the extent that the preservation thereof is no longer desirable in the conduct of the business of such Person and the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Insurance. Maintain, with financially sound and reputable insurers casualty insurance, public liability insurance, and third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

6.6 Inspection of Property; Books and Records; Audits. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law in all material respects shall be made of all financial dealings and transactions in relation to its business and activities, (b) permit representatives of the Administrative Agent or any Lender at reasonable times and upon reasonable advance notice to visit and inspect any properties of the Borrower and each other Loan Party and examine and make abstracts from any books and records of the Borrower and each other Loan Party at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower with officers of the Borrower and with their independent certified public accountants, (c) permit representatives or third party appraisers to conduct equipment appraisals of the equipment of the Borrower and each other Loan Party at Borrower’s cost and expense no more than once per calendar year, (d) permit representatives of Administrative Agent to conduct a field examination and audit of the assets of Borrower and each other Loan Party no more than once per calendar year at Borrower’s cost and expense; provided Administrative Agent may conduct such appraisals, field examinations and audits, at Borrower’s cost and expense, with such frequency as Administrative Agent or Required Lenders shall determine to be desirable following the occurrence and during the continuance of an Event of Default.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of the following after Borrower obtains knowledge thereof:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation or the Borrower or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower and any Governmental Authority, in any case, that could reasonably be expected to have a Material Adverse Effect;

(c) (i) the institution of any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), is reasonably expected to result in damages not otherwise covered by insurance in excess of $250,000, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower to enable Lenders and their counsel to evaluate such matters;

(d) the following events, as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had, either in any case or in the aggregate, or is reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply in all respects with, and require other Persons occupying or operating and property of the Borrower and its Subsidiaries, if any, to comply in all respects with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and require other Persons occupying or operating any property of the Borrower and its Subsidiaries, if any, to obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to so comply or maintain, in the aggregate, could not reasonably be expected to result in the incurrence by the Borrower or any of its Subsidiaries of any material liability or fine.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to so comply, in the aggregate, could not reasonably be expected to result in the incurrence by the Borrower or any of its Subsidiaries of any material liability or fine.

6.9 Further Assurances. At any time or from time to time upon the request of Administrative Agent, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors (if any).

6.10 Guarantors; New Subsidiaries. Within thirty (30) days after the Borrower acquires or creates a new Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary), the Borrower will cause such new Subsidiary to execute a Guaranty Agreement and a Security and Pledge Agreement and the Borrower will deliver to the Administrative Agent such other documents relating to such new Subsidiary as the Administrative Agent shall reasonably request in order to comply with the requirements of this Section 6.10.

6.11 Payment of Taxes. Pay all federal income taxes and all other Taxes, to the extent required (excluding such other Taxes with respect to which the failure to pay would not result in the loss, suspension, or impairment of any material Governmental Authorization or would not reasonably be expected to have a Material Adverse Effect) imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. The Borrower will not permit any of its Subsidiaries to file or consent to the filing of any consolidated income Tax return with any Person (other than the Borrower or any of its Subsidiaries).

6.12 Keepwell. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under its Guaranty Agreement in respect of Obligations under Specified Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 6.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.12 or otherwise under any guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 6.12 shall remain in full force and effect until the Obligations have been paid in full and all Commitments hereunder have terminated. The Borrower intends that this Section 6.12 constitute, and this Section 6.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

6.13 Certain Accounts. The Borrower shall (a) close the Existing Accounts within one-hundred and eighty (180) days of the Closing Date, (b) except as provided in clause (c)(i) below, maintain funds on deposit in the Existing Account only in an amount necessary to pay issued and outstanding checks or drafts which were issued on or before the Closing Date, (c) transfer all funds (i) in excess of the amounts required under clause (b) above to an account maintained with the Administrative Agent within three (3) Business Days of receipt thereof provided that no such transfer shall be required to be made until the amount of funds required to be transferred at such time exceeds $10,000 and (ii) on deposit in an Existing Account at the time it is closed to an account maintained with the Administrative Agent and (d) within three (3) Business Days after closing all Existing Accounts, deliver to the Administrative Agent a certificate of the Borrower certifying compliance with clauses (a) through (c) of this Section 6.13.

6.14 Securities Account. The Borrower will use and fund account number 6ZJ10G located at MLPFS Global Markets only for the purpose of repurchasing capital stock pursuant to a stock repurchase program duly approved by its Board of Directors provided that any amounts paid to repurchase stock pursuant thereto is a Restricted Payment permitted to be made pursuant to Section 7.5 of this Agreement.

ARTICLE 7 :
NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Leverage Ratio. Permit the Leverage Ratio, calculated as of the end of each Fiscal Quarter, to be greater than 2.00 to 1.00 on a trailing four quarter basis.

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, calculated as of the end of each Fiscal Quarter, to be less than 1.25 to 1.00 on a trailing four quarter basis.

(c) Cap Ex to Adjusted EBITDA Ratio: Permit the ratio of (i) the aggregate amount of Capital Expenditures calculated as of the end of each Fiscal Quarter for the preceding four quarter period to (ii) Adjusted EBITDA calculated as of the end of each Fiscal Quarter for the preceding four quarter period to be greater than 1.0 to 1.0, if Adjusted EBITDA calculated as of the end of each Fiscal Quarter for such preceding four quarter period is less than or equal to $22,000,000.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer or permit to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Domestic Subsidiary and of any Subsidiary to the Borrower or any other Domestic Subsidiary;

(c) Indebtedness of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor;

(d) Indebtedness existing on the Closing Date listed on Schedule 7.2 and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) other Indebtedness of the Borrower or any of its Subsidiaries in an amount not to exceed $5,000,000 in the aggregate outstanding at any time;

(f) to the extent constituting Indebtedness, Indebtedness of the Borrower or any Subsidiary in respect of performance, bid, surety, indemnity, appeal bonds, customs and import bonds, completion guarantees and other obligations of like nature and guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with insurance or similar requirements) provided in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(h) Indebtedness of the Borrower or any Subsidiary consisting of the financing of insurance premiums;

(i) Indebtedness of the Borrower or any Subsidiary under Swap Agreements permitted under Section 7.9;

(j) purchase money Indebtedness (including Capital Lease Obligations) incurred by the Borrower or any Subsidiary to finance the acquisition of assets, provided that the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $1,000,000 at any time outstanding; and

(k) Indebtedness of any Person in existence on the date such Person becomes a Subsidiary as a result of an Acquisition by the Borrower or any Subsidiary; provided that (i) such Indebtedness is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) none of the properties of the Borrower or any of its other Subsidiaries is bound with respect to such Indebtedness and (iii) the aggregate principal amount of Indebtedness permitted by this clause (k) shall not exceed $2,000,000.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, customs and import bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(d) (i) any interest or title of a lessor (and those Liens which derive from a lessor’s interest) under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased and (ii) any interest of a lessee (and those Liens which derive from a lessee’s interest) under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased to such lessee;

(e) easements, rights-of-way, restrictions, defects in title, survey matters and other encumbrances (i) in existence on the date of this Agreement or (ii) if arising after the date of this Agreement, incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially and adversely interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(g) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(h) Liens consisting of judgment or judicial attachment liens with respect to judgments that do not constitute an Event of Default under Article 8;

(i) Liens securing the Indebtedness permitted under Section 7.2(j);

(j) Liens in favor of the Administrative Agent created by this Agreement and the Security and Pledge Agreement;

(k) Liens existing on the Closing Date listed on Schedule 7.3 and any modifications, replacements, renewals or extensions thereof; provided that the Lien does not (x) extend to any additional property or (y) secure any additional obligations, in each case, other than the initial property so subject to such Lien and the obligations originally so secured;

(l) Liens securing obligations under Swap Agreements permitted under Section 7.9 and deposits and margin payments made in connection therewith;

(m) Liens on property of a Person at the time such Person becomes a Subsidiary, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Borrower or any Subsidiary (except additions, accessions, replacements and improvements to or of the property or assets subject to such Lien), except to the extent such extended Lien is permitted to be incurred under any other clause of this Section 7.3; and

(n) Contractual Liens of suppliers of Borrower and its Subsidiaries of equipment and inventory in each case incurred in the ordinary course of business and securing amounts not yet overdue; provided that any such Lien does not (x) extend to any additional property or (y) secure any additional obligations, in each case, other than the initial property so subject to such Lien and the obligations originally so secured.

7.4 Fundamental Changes; Disposition of Assets; Acquisitions. Enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or become a general partner in any partnership, except:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary of the Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or to another Subsidiary; provided that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor;

(b) Dispositions of obsolete, worn out or surplus property;

(c) Investments permitted under Section 7.6;

(d) Dispositions of cash or Cash Equivalents in transactions not otherwise prohibited by this Agreement;

(e) The leasing or sale of equipment and inventory by the Borrower and its Subsidiaries in the ordinary course of business consistent with past practice;

(f) The making of any Restricted Payment permitted pursuant to Section 7.5;

(g) The termination or unwinding of any Swap Agreement;

(h) The surrender, modification, release or waiver of contract rights (including under leases, subleases and licenses of real property) or the settlement, release, modification, waiver or surrender of contract, tort or other claims of any kind;

(i) The issuance of Capital Stock in any Subsidiary to the extent consisting of directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or another Subsidiary;

(j) The issuance or sale of Capital Stock by (i) a Subsidiary to the Borrower or to another Subsidiary or (ii) the Borrower permitted pursuant to the terms hereunder; and

(k) Any Acquisition by the Borrower or a Subsidiary, provided that (i) no Default or Event of Default shall exist immediately before or immediately after the consummation of such Acquisition and (ii) the consideration in respect of all Acquisitions in each fiscal year shall not exceed 10% of total assets of the Borrower and its Subsidiaries that would be shown as assets on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with the GAAP.

7.5 Restricted Payments. Declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment, except:

(a) Any Subsidiary may declare and make Restricted Payments to any other Subsidiary or to the Borrower;

(b) The Borrower or any Subsidiary may declare and make Restricted Payments payable solely in the Capital Stock of such Person;

(c) The Borrower may declare and make Restricted Payments in cash at any time, provided, that at the time each such Restricted Payment is declared or made (i) no Event of Default exists or would result therefrom and (ii) after giving effect to such Restricted Payment, the Borrower would be in pro forma compliance with the financial covenants set forth in Section 7.1;

(d) The Borrower may (i) redeem, repurchase or otherwise acquire or retire for value its Capital Stock or (ii) pay, settle, exercise, redeem, repurchase, or exchange any other award constituting a Restricted Payment, in the case of clauses (i) and (ii), that is held or received by current or former directors, officers, or employees (or their estates or beneficiaries under their estates or their immediate family members), of the Borrower or any of its Subsidiaries pursuant to any equity subscription agreement, equity plan, equity option agreement, incentive plan or similar agreement under which such Capital Stock was issued or such award made; provided that the aggregate cash consideration paid therefor in any calendar year after the Closing Date does not exceed an aggregate amount of $1,000,000 (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years);

(e) The Borrower may repurchase Capital Stock of the Borrower if such repurchase is deemed to occur upon the exercise of options, warrants, incentive rights or similar instruments to the extent such Capital Stock represents a portion of the exercise price of those options, warrants, incentive rights or similar instruments and the Borrower may repurchase or otherwise acquire Capital Stock in lieu of paying withholding taxes in connection with any exercise or exchange of equity options, warrants, incentives or other rights to acquire Capital Stock; or

(f) The Borrower may make Restricted Payments in cash in lieu of the issuance of fractional units upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person.

7.6 Investments. Make or own any Investment in any Person, except:

(a) Cash Equivalents;

(b) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower or any of its Subsidiaries;

(c) to the extent constituting Investments, Indebtedness permitted under Section 7.2;

(d) to the extent constituting Investments, Restricted Payments permitted under Section 7.5;

(e) Investments owned as of the Closing Date and described on Schedule 7.6;

(f) Investments by the Borrower or any Loan Party after the Closing Date in any existing or newly formed or newly-acquired Subsidiary of the Borrower not to exceed $10,000,000 in the aggregate; provided that for purposes of determining any Investment outstanding for purposes of this clause (f), such amount shall be measured as of the date such Investment was made (without giving effect to any subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the collection or return of capital (not to exceed the original amount invested);

(g) (i) receivables owing to the Borrower or any Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or bankruptcy or reorganization of another Person, or in satisfaction of claims and judgments;

(h) Acquisitions permitted by Section 7.4;

(i) payroll, travel and other loans or advances to, or Guarantee Obligations issued to support the obligations of, current or former officers, directors, and employees of the Borrower or any Subsidiary, in each case in the ordinary course of business in an aggregate principal amount not to exceed $250,000 at any one time outstanding;

(j) to the extent constituting Investments, Swap Agreements permitted by Section 7.9;

(k) Investments resulting from pledges and deposits permitted under Section 7.3;

(l) any Investments owned by a Person at the time it is acquired by the Borrower or a Subsidiary;

(m) (i) Guarantee Obligations permitted under Section 7.2 and (ii) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business;

(n) Investments received as non-cash consideration in a Disposition permitted under Section 7.4; and

(o) other Investments acceptable to the Administrative Agent in its reasonable discretion.

7.7 Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or of any such Subsidiary, unless such transaction (a) is otherwise permitted under this Agreement and (b) is on terms that, taken as a whole, are not materially less favorable to the Borrower or that Subsidiary, as the case may be, than those it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided the foregoing restriction shall not apply to

(a) payments or transactions arising under or contemplated by any contract, agreement, instrument or arrangement in effect on the Closing Date and described on Schedule 7.7, and as amended or modified thereafter on terms that are not materially less favorable to the Borrower or such Subsidiary, taken as a whole;

(b) transactions between or among the Borrower and the Subsidiaries;

(c) any Restricted Payment permitted by Section 7.5 and any Investment permitted by Section 7.6;

(d) any issuance of Capital Stock of the Borrower to any Person;

(e) arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

(f) loans or advances to officers, directors or employees of the Borrower or its Subsidiaries in the ordinary course of business; and

(g) transactions with any Affiliate in its capacity as a holder of Indebtedness or Capital Stock of the Borrower; provided that such Affiliate is treated the same as other such holders.

7.8 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower of real or personal property that has been or is to be sold or transferred by the Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower.

7.9 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks (including foreign currency risk) to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.10 Changes in Fiscal Periods. Change its Fiscal Year-end from January 31.

7.11 Negative Pledge Clauses. Enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired except that the foregoing shall not apply to:

(a) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to such leases, licenses and similar agreements, the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be),

(b) restrictions imposed by law, rule, regulation, approval, license, permit, order or by any Loan Document;

(c) restrictions existing on the Closing Date identified on Schedule 7.11, but shall apply to any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing;

(d) customary restrictions contained in agreements relating to the sale of an asset pending such sale, provided that such restrictions and conditions apply only to the asset that is to be sold and such sale is permitted hereunder;

(e) restrictions imposed by any agreement relating to secured Indebtedness (including Capital Lease Obligations) permitted by this Agreement if such restrictions apply only to the property securing such Indebtedness;

(g) restrictions existing under any agreements or other instruments of, or with respect to any Person, or the property or assets of any Person, at the time the Person, or property or assets of any Person, is acquired by the Borrower or any Subsidiary which encumbrances or restrictions are not applicable to any other Person or the property or assets of any other Person, and any amendments, modifications, restatements, extensions, renewals replacements or refinancings of any of the foregoing, provided that the restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Borrower and its Subsidiaries than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced; and

(k) the foregoing shall not apply to any restriction existing pursuant to any agreement or instrument related to any Indebtedness permitted to be incurred subsequent to the Closing Date under Section 7.2(j) if the restrictions contained in any such agreement or instrument are, taken as a whole, no less favorable in any material respect to the Borrower and its Subsidiaries than the encumbrances and restrictions contained in this Agreement as in effect as of the Closing Date.

7.12 Lines of Business. From and after the Closing Date, the Borrower shall not and shall not permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged or proposed to be engaged in (provided such proposal is in writing and disclosed to the Lenders) by Borrower on the Closing Date and similar or related businesses and (b) such other lines of business as may be consented to by Required Lenders.

ARTICLE 8 :
EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation within three (3) days after any such interest becomes due in accordance with the terms hereof; or the Borrower shall fail to pay any other amount payable hereunder or under any other Loan Document, within ten (10) days after any such amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Article 7 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) notice to the Borrower from the Administrative Agent or the Required Lenders or (ii) a Responsible Officer becoming aware of such default; or

(e) Borrower shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, in each case beyond the applicable grace period, if any, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clauses (i), (ii) or (iii) of this paragraph  (e) of Article 8 shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) of this paragraph (e) of Article 8 shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; or

(f) (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or Insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to meet the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA ), shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any Loan Party or any ERISA Affiliate shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, has had or could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i) at any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any other Loan Document ceases to be in full force and effect (other than the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(j) a Change of Control shall occur; or

(k) any Lien created by the Security and Pledge Agreement shall at any time fail to constitute a valid and (to the extent required by the Security and Pledge Agreement or as otherwise permitted under this Agreement) perfected Lien on any material portion of the collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Loan Party shall so assert in writing, in each case other than as a result of action or inaction of the Administrative Agent or any Lender;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

ARTICLE 9 :
THE ADMINISTRATIVE AGENT

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (a) liable for (i) any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) not performing any act or fulfilling any duty, obligation or responsibility under this Agreement or any other Loan Document by reason of any occurrence beyond the control of Administrative Agent (including but not limited to any act or provision of any present or future Law or regulation or Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or refusing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Administrative Agent were not an Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.8 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Article 8(a) or Article 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article 9 and of Section 10.5 shall continue to inure to its benefit.

ARTICLE 10 :
MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any portion of or reduce the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Super Majority Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 or otherwise amend this Section 10.1 in any manner adverse to any Lender without the written consent of such Lender; (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Guarantors from their obligations under the Guaranty Agreement, release all or a material portion of any Collateral, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.12 without the written consent of the Required Lenders adversely affected thereby; (v) reduce the percentage specified in the definition of Super Majority Lenders or Required Lenders without the written consent of all Lenders; (vi) amend, modify or waive any provision of Article 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; or (vii) amend, modify or waive any provision of Article 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that no such amendment, waiver or consent shall increase or extend the Commitment of such Defaulting Lender, forgive any portion of or reduce the principal amount or extend the final scheduled date of maturity of any Loan, or reduce the stated amount of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Super Majority Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this paragraph), in each case, without the consent of such Defaulting Lender.

10.2 Notices. Except in the case of notices and other communications expressly permitted by telephone (and except as provided below), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or by overnight courier service, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or other electronic notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified (pursuant to the procedures set forth in this Section 10.2) by the respective parties hereto:

Borrower:

Mitcham Industries, Inc.
P.O. Box 1175
Huntsville, TX 77342
Attention: Billy F. Mitcham, Jr.
Telephone: 936-291-2277
Telecopy: 936-295-1922

Administrative Agent:

HSBC Bank USA, N.A.
3050 Post Oak Blvd, Suite 600
Houston, TX 77056
Attention: Suzanne X Robinson
Telephone: 832-308-3854
Telecopy:

with a copy to:

HSBC Bank USA NA
Corporate Trust and Loan Agency
452 Fifth Ave. 8E6
New York, NY 10018
Attn: Loan Agency/Transaction Management
Phone:  212-525-7253/212-525-7258
Fax:  917-229-6659/ 212-525-1300
Emails:  CTLANY.LoanAgency@us.hsbc.com  and CTLANY.TransactionManagement@us.hsbc.com

and

Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: Jeffrey M. Butler
Telephone: (713) 220-4417
Telecopy: (713) 238-7329

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, in its discretion, or the Borrower, in its discretion, may agree to accept notices and other communications to it or them, as the case may be, hereunder by electronic communications pursuant to procedures approved by it or them, as the case may be; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modification or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses reasonably incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses of any Indemnitee, including reasonable and documented counsel fees, charges and disbursements (limited to no more than one firm as counsel to such Indemnitees, taken as a whole, one firm of local counsel for each relevant jurisdiction, one firm of specialty counsel, if applicable, and, in the event of any perceived or actual conflict of interest, an additional firm of counsel for any similarly affected persons), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Release or any actual or alleged presence of Hazardous Materials on or from any property operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are found by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of the obligations of such Indemnitee thereof hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.5(b) shall not apply with respect to any Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

Reimbursement by the Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Lender in connection with such capacity.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto or any Indemnitee thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. For the avoidance of doubt, the parties hereto acknowledge and agree that a claim for indemnity under Section 10.5(b) above, to the extent covered thereby, is a claim of direct or actual damages. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.

(e) Survival. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than as permitted under this Agreement) without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, of:

(A) the Borrower, provided that (1) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and (2) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(D) no assignment shall be made to (1) a natural Person, (2) the Borrower or any of its Affiliates or Subsidiaries or (3) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (3).

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.15 and 10.5 with respect to the period during which it was a Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that, if either the assigning Lender or the Assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.12(d), 0 or 10.7(a), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to any Person (other than any Person described in paragraph (b)(ii)(D) of this Section) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (A) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (B) directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (1) agrees to be subject to the provisions of Section 2.16 and 2.17 as if it were an Assignee and (2) shall not be entitled to receive any greater payment under Section 2.13 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurred after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

10.7 Adjustments; Setoff.

(a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Article 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, Indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) and agrees to take any action requested by the Borrower having the effect of releasing any Guarantee Agreement, any pledge of any Capital Stock created by the Security Documents, or any other Lien on any Collateral created by the Security Documents (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or with respect to Specified Swap Agreements, Specified Cash Management Agreements and unasserted indemnity, tax gross-up, increased cost, expense reimbursement claims) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person, except that the Administrative Agent agrees upon such termination to promptly deliver to Borrower all Collateral in its possession and all such UCC-3 terminations, discharges and other releases and termination documents as are reasonably requested by the Borrower to discharge the Liens as a matter of public record.

10.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.15 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.16 Confidentiality. The Administrative Agent and each Lender agree to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their Related Parties and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their Related Parties. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material nonpublic information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.17 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.18 USA Patriot Act Notice. Each Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, restated, modified, supplemented or replaced, the “USA Patriot Act”), and hereby notifies the Borrower that it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and such Subsidiaries and other information that will allow such Lender to identify the Borrower and its Subsidiaries in accordance with the USA Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -
SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MITCHAM INDUSTRIES, INC.,
a Texas corporation, as Borrower

By: /s/ Robert P. Capps
Name: Robert P. Capps
Title: Exec Vice Pres

ADMINISTRATIVE AGENT AND LENDERS:

HSBC BANK USA, N.A.,
as Administrative Agent

By: /s/ Elena Zheng
Name: Elena Zheng
Title: Assistant Vice President

HSBC BANK USA, N.A.

as Issuing Lender and a Lender

By: /s/ Suzanne Robinson
Name: Suzanne Robinson
Title: SVP

FIRST VICTORIA NATIONAL BANK,

as a Lender

By: /s/ Herschel Vansickle
Name: Herschel Vansickle
Title: Sr. Vice-President